Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-239207, 333-252584, 333-252585 and 333-267689); Form S-3 (File No. 333-221966, 333-228908, 333-235441, 333-237581, 333-239851, 333-254309, 333-279123, and 333-281579); and Form S-8 (File No. 333-259264) of Predictive Oncology, Inc. (the Company) of our report dated March 28, 2024, except for the effects of discontinued operations discussed in Note 2, and Note 15, as to which the date is March 31, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Minneapolis, Minnesota

March 31, 2025